EXHIBIT 10.1

April 25, 2006

Mr. Thomas M. Holmes

General Director – Purchasing

Union Pacific Railroad

1400 Douglas Street

Omaha, NE 68179

RE:	Amendment of Letter of Intent from Union Pacific Railroad Company to TieTek, Inc. dated November 18, 2002

Dear Mr. Holmes:

This letter is written to set forth our understanding for the amendment of the November 18, 2002, letter of intent (the LOI) between TieTek Inc. (TieTek) and Union Pacific Railroad Company (UP). This amendment will be in effect during the period January 1, 2006, through December 31, 2006.

During 2006, TieTek will continue to sell UP Cross Ties (as such term is defined in the LOI) to UP based on the LOI, with the modifications listed below:

•	Q1 2006 – TieTek will sell UP Cross Ties to UP at the price of $XX per UP Cross Tie plus the plastics surcharge described below (the Plastics Surcharge).
•	Q2 2006 – TieTek will sell UP Cross Ties to UP at the price of $XX per UP Cross Tie plus the Plastics Surcharge. However, the purchase price of any UP Cross Tie in excess of $XX will be accrued and will be applied as an offset (i.e., credit) against the purchase price of each UP Cross Tie that UP purchases subsequent to November 30, 2006, until the total amount of such offset is exhausted.
•	Q3 2006 – TieTek will sell UP Cross Ties to UP at the price of $XX per UP Cross Tie plus the Plastics Surcharge until the end of July or until 100,000 UP Cross Ties have been sold to UP in 2006, whichever comes first. Thereafter, TieTek will sell UP Cross Ties to UP at the price of $XX per UP Cross Tie plus the Plastics Surcharge. However, the price per UP Cross Tie for all UP Cross Ties sold in Q3 will be capped at $XX.
•	Q4 2006 – TieTek will sell UP Cross Ties to UP at the price of $XX per UP Cross Tie plus the Plastics Surcharge. However, the price per UP Cross Tie for all UP Cross Ties sold in Q4 will be capped at $XX per UP Cross Tie.

AT UP’s election, TieTek will replace in kind or will reimburse UP (through a credit upon agreement of UP) the dollar amount of any UP Cross Tie that is deemed by UP to be defective.

The Plastics Surcharge, if any, for each UP Cross Tie purchased during each month during 2006 will be an amount equal to (1) the price per pound for recycled HDPE flake as shown in the index of plastic prices appearing in the last issue of Plastics News published during the previous month (i.e. – December for January, March for April, etc.), (2) minus $0.XX per pound, (3) multiplied by XXX (the number of pounds of plastic in a UP Cross Tie), and (4) multiplied by XX% (as TieTek will absorb XX% of the price increase). As an example, the Plastics News index of recycled HDPE flake from December 2005 was $0.44 per pound. Subtracting $0.XX cents results in a $0.XX, which when multiplied by XXX results in a product of $XX.XX. XX% of $XX.XX is $XX.XX, which will be the Plastic Surcharge per UP Cross Tie for January 2006. The surcharge will be recalculated each month.

Except as expressly modified in this letter, the LOI shall remain in full force and effect.

If you agree that the above correctly reflects our agreement to amend the LOI, please have both originals of this documents executed on UP’s behalf and return one fully executed original to me for TieTek’s files.

Sincerely,

/s/ Neal Kaufman

Neal Kaufman

TieTek

APPROVED BY UNION PACIFIC RAILROAD COMPANY

/s/ Thomas M. Holmes

Name: Thomas M. Holmes

Title: General Director – Engineering Purchasing

Date: 4-26-06

APPROVED BY TIETEK, INC.

/s/ Neal Kaufman

Name: Neal Kaufman

Title: CEO

Date: April 25, 2006